Stan Jeong-Ha  Lee, CPA
2160 North Central Rd Suite 203 * Fort Lee *
NJ 07024 P.O. Box 436402* San Diego * CA 92143-
619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com

September 12, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentelmen:

We have read Item 4 of Direct LED, Inc. Form 8-K dated September 12, 2013 and have read the following comments.

1. We agree with the statements made in the Item 4.01 Disclosure.

Yours Truly,

Stan J. H. Lee, CPA